Exhibit 10.2

SLM Corporation 2012 Omnibus Incentive Plan

Bonus Restricted Stock Unit Term Sheet

2012 Management Incentive Plan Award

Pursuant to the terms and conditions of the SLM Corporation 2012 Omnibus Incentive Plan (the “Plan”), the Compensation and Personnel Committee (the “Committee”) of the SLM Corporation Board of Directors hereby grants to              (the “Grantee”) on February 7, 2013 (the “Grant Date”) an award (the “Award”) of              shares of Bonus Restricted Stock Units (“Bonus RSUs”), which represent the right to acquire shares of common stock of SLM Corporation (the “Corporation”) subject to the following terms and conditions (this “Agreement”):

1.	Restrictions on Transfer. The Award is fully vested at grant, but subject to transfer restrictions (“Transfer Restrictions”), with such restrictions to lapse ratably over three years in one-third increments on February 7 in each of 2014, 2015 and 2016 and upon such lapsing the subject portion of the Award shall be settled in shares of the Corporation’s common stock.

2.	Employment Termination; Death; Disability. If not previously lapsed, the Transfer Restrictions will remain, and the Award will be converted into shares of common stock on the original terms and dates set forth above in the event that (i) the Grantee’s employment is terminated by the Corporation (or its subsidiaries) for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or its subsidiaries) for any reason.

If not previously lapsed, the Transfer Restrictions will lapse and the Award will be settled in shares of the Corporation’s common stock, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

3.	Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on vested Awards subject to transfer restrictions will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same schedule regarding the lapsing of transfer restrictions to which the Award is subject. Upon such lapsing of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

4.

Section 409A. For purposes of section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all Bonus RSUs provided under this Agreement and shares issuable hereunder comply with the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Bonus RSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated Bonus RSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the Bonus RSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a

SLM Corporation 2012 Omnibus Incentive Plan

Bonus Restricted Stock Unit Term Sheet

2012 Management Incentive Plan Award

“specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such Bonus RSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such Bonus RSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such Bonus RSUs will be settled.

5.	Clawback Provision. Notwithstanding anything to the contrary herein, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that, any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or the Grantee has committed a material violation of corporate policy or has committed fraud or misconduct, and the Grantee at the time of such violation, fraud or misconduct (or at any time thereafter) was an officer of the Corporation (or its subsidiaries) at the Senior Vice President level or above, then the Board or committee shall consider all factors, with particular scrutiny when one of the top 20 members of management are involved, and the Board or such committee, may in its sole discretion require reimbursement of any compensation resulting from the vesting, exercise or settlement of Options and/or Restricted Stock/RSUs/Bonus RSUs and the cancellation of any outstanding Options and/or Restricted Stock/RSUs/Bonus RSUs from the Grantee (whether or not such individual is currently employed by the Corporation (or its subsidiaries)) during the three-year period following the date the Board first learns of the violation, fraud or misconduct.

6.	Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of Common Stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

7.	Data Privacy. As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

8.	Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by Grantee.

SLM Corporation 2012 Omnibus Incentive Plan

Bonus Restricted Stock Unit Term Sheet

2012 Management Incentive Plan Award

9.	Definitions. Capitalized terms not otherwise defined herein are defined in the Plan.